COMMON STOCK PURCHASE AGREEMENT
Private and Confidential

THIS COMMON STOCK PURCHASE AGREEMENT, (the "Agreement") made this ___ day of 30 Sep, 2009 (the “Effective Date”), by and among Mr. Jie Xu (ID card number: 220182198109100927), ("Buyer"), Asia Global Holdings Corp. ("Seller"), and Sino Trade Intelligent Development Corp. Limited., a corporation organized under the laws of Hong Kong Special Administrative Region (the "Company") (Buyer, Seller and Company each a "Party" and collectively the "Parties").

WITNESSETH:

WHEREAS, the Company currently has 5,000,000 shares of common stock issued and outstanding and Seller owns one hundred percent (100%) of the common stock of the issued and outstanding shares of the Company (the "Stock"), and

WHEREAS, Buyer wishes to purchase the Stock and Seller is desirous of selling the Stock to Buyer on the terms and conditions hereinafter appearing;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, and subject to the terms and conditions hereof, the Parties agree as follows:

1.
Agreement to Purchase and Sell. Seller will sell, issue, assign, transfer and deliver to Buyer and Buyer agrees to purchase the Stock from Seller, in exchange for One U.S. dollar ($1.00) (the "Purchase Price"), to be paid to Seller on or about 8 October 2009 or such other date as the Parties may so designate as close on the sale and purchase of the Stock (the "Closing"), payable according to the terms and conditions set forth in Section 2 herein.

2.	Closing. On or about the Closing the Parties shall perform, in order:

a) Buyer shall deliver to Seller a copy of this Agreement executed by Buyer;

b) Seller shall deliver a fully executed copy of this Agreement to Buyer;

c) Seller shall deliver to Buyer duly endorsed stock certificate; representing the Stock ("Stock Certificate") against payment of the Purchase Price.

3.	Payment Terms.

a) Buyer shall cause to be paid the sum of one U.S. dollar ($1.00) to the Seller on or before the Closing (the "Funds'').

b) In the event that the Closing is not effectuated through no fault of the Parties, all Funds shall be returned to the Buyer, and neither Seller nor Buyer shall have any further recourse,

4.	Representations and Warranties of Company.

The Company hereby warrants to Buyer that:

(a) The authorized capital stock of the Company is 5,000,000 shares of Common Stock, 5,000,000 of which are validly issued and outstanding. The Company does not have outstanding any preferred stock, options or warrants.

5.           Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that the statements in the following paragraphs of this Section 5 are all true and complete as of the date hereof:

(a)           Full Power and Authority. Buyer represents that he has full power and authority to enter into this Agreement.

(b)            Information Concerning the Company. Buyer has conducted his/her own due diligence with respect to the Company and its liabilities and believes he/she has enough information upon which to base an investment decision in the Stock. Buyer acknowledges receipt of Company's financial statements (up to 31 August 2009), has carefully reviewed such financial statements and understands that the Company presently has no active business and has certain debt obligation. Buyer further acknowledges that Seller has made no representations with respect to the Company, its status, or the existence or non-existence of liabilities in the Company except as explicitly stated in this Agreement. Buyer is taking the Company "as is" and acknowledges and assumes all liabilities of the Company.

(c)           No Oral Representations. No oral or written representations have been made other than or in addition to those stated in this Agreement. Buyer is not relying on any oral statements made by Seller, Seller's representatives or affiliates in purchasing the Stock.

6.	Governing Law; Jurisdiction.

Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement, or its enforcement, shall be governed by the laws of the Hong Kong Special Administrative Region (HKSAR).

7.            Termination. Buyer may terminate this Agreement by providing at least seven (7) days' written notice of the same.

8.            Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.

9.            Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

10.           Costs, Expenses. Each Party hereto shall bear its own costs in connection with the preparation, execution and delivery of this Agreement.

11           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

12.           Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the Parties with respect to the subject matter hereof.

13.           Further Assurances. From and after the date of this Agreement, upon the request of the Buyer or Seller, Buyer and Seller shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

14.           Term, Survival. This Agreement is effective from the Effective Date hereof, and shall remain in effect until the earlier a termination of this Agreement or all the rights and obligations of the Parties hereto have been fully performed.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BUYER	SELLER

Asia Global Holdings Corp.

/s/Jie XU	/s/ Ping-Shun LAI
Jie XU	Ping-Shun LAI

COMPANY

Sino Trade Intelligent Development Corp. Limited

By: /s/ Michael Mak, Director
Michael Mak, Director